Exhibit 10.1

CERTAIN identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MARKET ACCESS SERVICES AGREEMENT

This Market Access Services Agreement (this “Agreement”) is entered into as of June 17, 2020 (the “Effective Date”) by and between Sunovion Pharmaceuticals Inc., a Delaware corporation, having a principle place of business at 84 Waterford Drive, Marlborough, MA 01752 (“Sunovion”) and Urovant Sciences GmbH, a Swiss corporation, having a principle place of business at Aeschenvorstadt 4, CH-4010, Viaduktstrasse 8, 4051 Basel, Switzerland (“Urovant”).  Sunovion and Urovant may individually be referred to as a “Party” and collectively as the “Parties”.

A.Sunovion has certain capabilities with regards to the marketing of pharmaceutical products and Urovant is a pharmaceutical company; and

B.Sunovion and Urovant desire to enter into this Agreement in which Urovant would engage Sunovion to provide the Services (as defined below) for the Products (as defined below) to Urovant.

THEREFORE, in consideration of the mutual covenants and promises contained herein, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, it is understood and agreed upon by and between the Parties as follows:

1.DEFINITIONS

The capitalized terms used in this Agreement shall have the meanings as defined below:

1.1“3PL Contract” means the contract by and between Sunovion and a 3PL Provider to which a Product has been added by written agreement between Sunovion and such 3PL Provider.

1.2“3PL Provider” means a Third Party that provides logistics services.

1.3“3PL Services” mean the activities required in connection with Sunovion’s facilitation of Urovant’s use of Sunovion’s 3PL Provider, as further described on Exhibit A.

1.4“AAA” has the meaning set forth in Section 15.12.2.

1.5“Affiliate” means, with respect to either Urovant or Sunovion, any corporation, company, partnership, joint venture or firm which controls, is controlled by or is under common control with Sunovion or Urovant, as the case may be.  As used in the definition of Affiliate, “control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.  Notwithstanding the foregoing, for purposes of this Agreement, Urovant shall not be an Affiliate of Sunovion and Sunovion shall not be an Affiliate of Urovant.

1.6“Agreement” has the meaning set forth in the introductory paragraph.

1.7“Alliance Manager” has the meaning set forth in Section 2.10.

Confidential & Proprietary

1.8“AMP” means the average manufacturer price, as defined in 42 U.S.C. § 1396r-8(k)(1) and any regulations and guidance promulgated thereunder, including 42 C.F.R. § 447.500 et seq.

1.9“Applicable Law” means any federal, state, or local law, rule or regulation that may exist from time to time that applies to the obligations of the Parties under this Agreement.  Applicable Law includes (i) the Prescription Drug Marketing Act of 1987, (ii) the federal health care program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and related implementing regulations, and any similar state law; (iii) the federal False Claims Act (31 U.S.C. §§ 3729 et seq.); (iv) the Federal Civil Monetary Penalty statute and any similar state law; (v) the Foreign Corrupt Practices Act, (vi) anti-corruption and improper payments regulations; (vii) the Federal Food, Drug and Cosmetic Act; (viii) the DSCSA, and any associated implementing FDA regulations and guidance; and (ix) state product distribution licensing and pedigree laws (to the extent not preempted by federal law).

1.10“ASP” means the manufacturer’s average sales price as defined in 42 U.S.C. § 1395w-3a(c) and 42 C.F.R. § 414.800, et seq.

1.11“Best Price” means the “best price” as defined in 42 U.S.C. § 1396r-8(c)(1)(C) and any regulations and guidance promulgated thereunder, including 42 C.F.R. § 447.500 et seq.

1.12“Break-Up Fee” has the meaning set forth in Section 14.6.2.

1.13“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are generally open for the transaction of general banking in Marlborough, Massachusetts, USA.

1.14“cGMP” means the applicable regulatory standards and requirements for current good manufacturing practices promulgated by the FDA under and in accordance with the Food Drug & Cosmetic Act, Title 21, Parts 210, 211 and 600 of the U.S. Code of Federal Regulations, including any applicable and binding guidance documents published, as all such standards, requirements and guidance may be updated or amended from time to time.

1.15“Change of Control” means any of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of a Party normally entitled to vote in elections of directors; (b) a Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction (or series of transactions) in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the same parties as held at least fifty percent (50%) of the outstanding shares of voting stock of the Party immediately preceding such consolidation or merger; or (c) such Party conveys, transfers, assigns or leases to any Third Party, or otherwise disposes of, all or substantially all of its assets.

1.16 “Chargeback Offsets” has the meaning set forth in Section 3 of Exhibit D.

1.17“Claims” means any complaints, charges, demands, claims, hearings, investigations, actions, inquiries, proceedings, arbitrations or suits.

Confidential & Proprietary

1.18“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to its performance of its obligations under this Agreement, including the Services, reasonable, diligent, good-faith efforts to perform such obligations as a similarly situated pharmaceutical company would normally use to accomplish activities that are similar to such obligations, but not less than the efforts a Party would perform on behalf of itself under similar circumstances while exercising reasonable business judgment.  With respect to a Party’s obligations, Commercially Reasonable Efforts requires that the Party: (i) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.  Notwithstanding the foregoing, if the performance of a Party’s obligations hereunder is impaired by the other Party’s failure to perform its obligations hereunder, the determination of whether such first Party has used Commercially Reasonable Efforts in performing a given obligation will be determined in the context of such other Party’s failure.

1.19“Confidential Information” means all non-public business financial, scientific or technical information in whatever form (oral, visual or written) furnished or made available to, or otherwise acquired by, a Party from the other Party in connection with this Agreement.  Confidential Information shall also include (i) subject to Section 9.7, the terms and conditions of this Agreement, (ii) all derivative information prepared by or on behalf of Receiving Party (such as notes, drawings, plans, projections, analyses, records and materials) that incorporates or reflects Confidential Information, and (iii) with respect to Urovant, the Government Pricing Report.

1.20“Contracting Services” mean the activities required in connection with supporting new and existing Urovant Market Access Contracts, as further described on Exhibit C.

1.21“Disclosing Party” means the Party that receives Confidential Information from the other Party.

1.22“Dispute” has the meaning set forth in Section 15.12.1.

1.23“DS Fees” has the meaning set forth in Section 3 of Exhibit D.

1.24“DSCSA” means the Drug Supply Chain Security Act.

1.25“DSP” means Sumitomo Dainippon Pharma Ltd., a Japanese company with its principal place of business at 6-8 Doshomachi 2-Chome, Chuo-ku, Osaka, 541-0045, Japan.

1.26“Effective Date” has the meaning set forth in the introductory paragraph.

1.27“Escrow Fund” means the escrow fund established by the Parties, which shall be funded by Urovant, to provide Sunovion with the necessary funds to fulfil Sunovion’s payment obligations that are required in connection with the Services.

1.28“Escrow Fund Minimum Amount” has the meaning set forth in Section 8.1.3.

1.29“FDA” means the United States Food and Drug Administration and any successor entity thereto

1.30“FSS” means the Federal Supply Schedule administered by the VA.

Confidential & Proprietary

1.31“FTE” means full time employee equivalent over a twelve (12) month period (including normal vacations, sick days and holidays).  The portion of an FTE year devoted by an employee to a particular activity or Service shall be determined by dividing the number of full working days during any twelve (12) month period devoted by such employee to such activity or Service by the total number of working days during such twelve (12) month period.

1.32“FTE Rate for Regulatory Services” means fully burdened cost of a Sunovion FTE dedicated to performing the Regulatory Services as needed, and as agreed upon by the Parties from time to time.

1.33“Government Contracts” means the following contracts between Urovant and Government Entities: (i) any Medicaid Rebate Program agreement, PHS 340B Program agreement, or VA Master Agreement (including the pharmaceutical pricing agreement attached thereto), in each case, as described in Section 1927(a) of the Social Security Act, (ii) any Medicare Part D Coverage Gap Discount Program agreement as described in Section 1860D-43(a) of the Social Security Act, (iii) any FSS contract with the Secretary of Veterans Affairs, and any TriCare Rebate Program agreement with the Secretary of Defense, (iv) state supplemental Medicaid rebate agreements, and (v) to the extent mutually agreed by the Parties, other agreements comparable to the agreements described in (i) or (ii) that are with state or local government agencies or authorities.

1.34“Government Entities” mean the government entities that are a party to a Urovant Government Contract.

1.35“Government Pricing Programs” has the meaning set forth in Section 1 of Exhibit E.

1.36“Government Pricing Report” has the meaning set forth in Section 1 of Exhibit E.

1.37“Governmental Contact” has the meaning set forth in Section 15.2.

1.38“GPO” means a group purchasing organization.

1.39“GPO/IDN Contract” means contracts by and between Sunovion and a GPO or IDN to which a Product has been added by written agreement between Sunovion and such GPO or IDN.

1.40“GPO/IDN Fees” has the meaning set forth in Section 3 of Exhibit D.

1.41“GPR Services” mean the activities required in connection government price reporting, as further described on Exhibit E.

1.42“IDN” means an integrated delivery network.

1.43“Initial Term” has the meaning set forth in Section 14.1.

1.44“JGC” has the meaning set forth in Section 2.1.

1.45“Losses” means liabilities, losses, damages, awards, settlements, judgments, interest, costs, fines and expenses (including all reasonable attorneys’ fees and expenses).

1.46“Market Access Customers” means any Payor or other Third Party as agreed upon by the Parties in writing.

Confidential & Proprietary

1.47“Material Wholesaler Contracts” mean certain contracts by and between Sunovion and the Material Wholesalers.

1.48“Material Wholesalers” mean those certain Wholesalers, comprising of the contracts to which AmerisourceBergen Corporation, Cardinal Health, Inc., or McKesson Corporation, or their respective Affiliates.

1.49“Medicaid Rebate Program” means the rebate program established pursuant to 42 U.S.C. §1396r-8.

1.50“Medicare Program” means the program established pursuant to 42 U.S.C. 1395 et seq (title XVIII of the Social Security Act).

1.51“Monthly Flat Service Charge” means, subject to Section 8.2.2, (i) [* * *] per calendar month for the first year of the Term, (ii) [* * *] for the second year of the Term, and (iii) an adjusted amount for each year after the second year of the Term consistent with Section 8.2.2; provided that, (i) if the Term begins after the first day of a calendar month, such amount shall be multiplied by a fraction where the numerator is the number of days in such calendar month that are on or after the Effective Date and the denominator is the number of days in such calendar month, and (ii) if the Term ends before the last day of a calendar month, such amount shall be multiplied by a fraction where the numerator is the number of days in such calendar month that are on or before the effective date of the termination or expiration of this Agreement and the denominator is the number of days in such calendar month.

1.52“NDA” means new drug application filed with the FDA for authorization to market any and each of the Products.

1.53“Non-FAMP” means the non-federal average manufacturer price as defined in 38 U.S.C. § 8126, the VA Master Agreement, and any regulations and guidance promulgated thereunder.

1.54“Party” and “Parties” the meaning set forth in the introductory paragraph.

1.55“Pass-Through Expenses” means (a) the Payor Fees, (b) the DS Fees, (c) the GPO/IDN Fees, (d) the out-of-pocket costs and expenses incurred by or on behalf of Sunovion in connection with Sunovion’s provision to Urovant of the Sunovion Reports that are specific to the Products, (e) the costs and expenses owed to a third-party recall vendor that arise in connection with the Regulatory Services, (f) reasonable travel expenses that are incurred by Sunovion, its Affiliates or a third-party service provider in connection with the performance of the Services that are incurred in accordance with a travel policy to be agreed upon in writing by the Parties, (g) software license fees, costs and expenses reasonably incurred by Sunovion or its Affiliates in connection with modification of the information technology systems reasonable necessary or useful for Sunovion to perform the Services and that have been pre-approved by Urovant in writing; provided that any costs set forth in herein shall be deemed to be approved by Urovant, and (h) any additional costs and expenses incurred by Sunovion in connection with the Services as agreed by the Parties in writing.

1.56“Payor” means any health maintenance organization, preferred provider organization, self-insured employer, employee group, exclusive provider or similarly funded (directly or indirectly) health benefits program, administrator, managed care organization, pharmacy benefit manager, or other health organization.

Confidential & Proprietary

1.57“Payor Fees” has the meaning set forth in Section 2 of Exhibit D.

1.58“Pedigree Information” means, with respect to a Product, at least the information (which includes the Product Identifiers, Transaction History and Transaction Information (as such terms are defined in the DSCSA)) that Sunovion is required to provide to its down-stream authorized trading partners pursuant to the DSCSA.

1.59“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.60“PHS 340B Program” means the drug discount program, available to “covered entities”, that is administered by the Health Resources and Services Administration pursuant to 42 U.S.C. § 256b.

1.61“Product Contracts” means any Wholesaler Contracts, 3PL Contracts, and GPO/IDN Contracts, and any other contracts to which Sunovion is a party, in each case, that is a contract to which a Product has been added in fulfillment of Sunovion’s obligations under this Agreement.

1.62“Product Inventions” has the meaning set forth in Section 10.1.

1.63“Products” means pharmaceutical products owned by Urovant, consisting of Vibegron.

1.64“RCP Payments” means Rebate Payments, Payor Fees, Chargeback Offsets, DS Fees, and GPO/IDN Fees.

1.65“RCP Services” mean the activities required in connection with the validation, processing and payment of the RCP Payments, as further described on Exhibit D.

1.66 “Rebate Payment” has the meaning set forth in Section 2 of Exhibit D.

1.67“Receiving Party” means the Party that receives Confidential Information from the other Party.

1.68“Records” has the meaning set forth in Section 6.5.

1.69“Regulatory Service Charge” has the meaning set forth in Section 4.7.

1.70“Regulatory Services” mean regulatory-related activities, as further described on Exhibit F.

1.71“Renewal Term” has the meaning set forth in Section 14.1.

1.72“Service Charge” has the meaning set forth in Section 8.2.1.

1.73“Services” means the 3PL Services, Wholesaler, GPO, and IDN Services, Contracting Services, GPR Services, RCP Services, and Regulatory Services.

1.74“Subcommittee” has the meaning set forth in Section 2.7.

1.75“Sunovion” has the meaning set forth in the introductory paragraph.

1.76“Sunovion GPOs” means any GPO that is a party to a GPO/IDN Contract.

1.77“Sunovion IDNs” means any IDN that is a party to a GPO/IDN Contract.

Confidential & Proprietary

1.78“Sunovion Indemnitees” has the meaning set forth in Section 12.2.

1.79“Sunovion Property” has the meaning set forth in Section 10.3.

1.80“Sunovion Reports” has the meaning set forth in Section 6.3.

1.81“Term” has the meaning set forth in Section 14.1.

1.82“Territory” means the United States, the District of Columbia, and all of the United States’ territories and possessions.

1.83“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.84“TriCare Rebate Program” means the rebate program described in the final rule published by the Department of Defense at 74 Fed. Reg. 11,279 to implement Section 703 of the National Defense Authorization Act of 2008, and includes rebates pursuant to any voluntary rebate agreement described therein.

1.85“Urovant” has the meaning set forth in the introductory paragraph.

1.86“Urovant Government Contract” means a Government Contract covering a Product to which Urovant is a party.

1.87“Urovant GPO/IDN Contract” means a contract covering a Product between Urovant and a GPO or IDN that is not a Sunovion GPO or Sunovion IDN.

1.88“Urovant Indemnitees” has the meaning set forth in Section 12.1.

1.89“Urovant Market Access Contract” means a contract by and between Urovant and a Market Access Customer covering a Product.

1.90“VA” means the United States Department of Veterans Affairs.

1.91“VA Master Agreement” means an agreement between a pharmaceutical manufacturer and the VA to implement the provisions of the Veterans Health Care Act of 1992, 38 U.S.C. § 8126.

1.92“Wholesaler” means any wholesaler of pharmaceutical products or similar trade partner.

1.93“Wholesaler Contract” means contracts by and between Sunovion and a Wholesaler to which a Product has been added by written agreement between Sunovion and such Wholesaler.

1.94“Wholesaler, GPO, and IDN Services” mean the activities required in connection with the performance of Sunovion’s obligations under the Wholesaler Contracts and GPO/IDN Contracts, as further described on Exhibit B.

1.95“Work Product” has the meaning set forth in Section 10.1.

Confidential & Proprietary

2.JOINT GOVERNANCE COMMITTEE

2.1Joint Governance Committee.  Within thirty (30) days after the Effective Date, the Parties shall establish a joint governance committee (the “JGC”), which shall consist of three (3) representatives from each Party, each with the requisite experience and seniority to enable such representative to make decisions on behalf of the Party it represents with respect to the issues falling within the jurisdiction of the JGC.  From time to time, each Party may substitute one (1) or more of its representatives to the JGC on written notice to the other Party.  Each individual appointed by a Party as a representative to the JGC shall be an employee of such Party or of such Party’s Affiliate.  The Parties shall each select a chairperson for the JGC which shall serve as joint-chairpersons during the Term unless a Party determines to replace its chairperson.

2.2Responsibilities.  The JGC shall:

2.2.1review disputes escalated to the JGC pursuant to Section 7.1;

2.2.2review and approve changes to the Escrow Fund Minimum Amount in accordance with Section 8.1.2;

2.2.3establish an efficient and secure method of transmission for the Records, including the Government Pricing Report;

2.2.4review and suggest any amendments to the Services; provided that any such amendments or updates shall be memorialized in a separate writing signed by each Party;

2.2.5review the activities of any Subcommittees established by the JGC, and resolve any disagreement between the designees of Sunovion and Urovant on any Subcommittee;

2.2.6provide a forum for discussing and recommending consensus resolution of any disputes within the jurisdiction of the JGC; and

2.2.7perform such other functions as are set forth herein, if and as applicable, or as the Parties may mutually agree in writing.

2.3Meetings.  The JGC shall meet quarterly until its disbandment, or as otherwise agreed to by the Parties, with the location of in-person meetings alternating between a location designated by Sunovion and a location designated by Urovant, with Sunovion designating the place of the first meeting.  The chairpersons of the JGC shall be responsible for calling meetings of the JGC on no less than ten (10) days’ notice unless exigent circumstances require shorter notice.  Each Party shall make all proposals for agenda items at least ten (10) days in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least five (5) days in advance of the applicable meeting; provided, that under exigent circumstances requiring input by the JGC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably conditioned, withheld or delayed).  The chairpersons of the JGC shall prepare and circulate, or cause to be prepared and circulated, for review and approval of the Parties minutes of each meeting within thirty (30) days after the meeting.  The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JGC.

Confidential & Proprietary

2.4Procedural Rules.  Within sixty (60) days after the Effective Date, the JGC shall adopt standing rules as shall be necessary for the JGC to conduct business; provided that that such rules are not inconsistent with this Agreement.  A quorum of the JGC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.  Representatives of the Parties on the JGC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by and be heard by, the other participants; provided, that each Calendar Year at least one (1) meeting of the JGC will be in-person.  Representation by proxy shall be allowed.

2.5Decision-Making.  The JGC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative of each Party.  Except for matters outside the jurisdiction and authority of the JGC, as applicable (including as set forth in Section 2.6), if the JGC cannot, or does not, reach consensus on an issue within fifteen (15) Business Days after such issue is first presented to the JGC for consideration, then either Party shall have the right to refer such issue to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations during a period of at least thirty (30) days in accordance with Section 15.12.  Any final decision mutually agreed to by the Chief Executive Officers of the Parties in writing shall be conclusive and binding on the Parties.

2.6Limitations on Authority.  Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval, discretion or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and decision-making authority of the JGC or any Subcommittee, including: (i) amendment, modification or waiver of compliance with this Agreement; (ii) requiring a Party to breach any obligation or agreement that such other Party may have with or to a Third Party prior to the Effective Date; or (iii) require the other Party to perform any activities that are materially different or greater in scope than those expressly set forth under the Agreement.  Furthermore, no decision of the JGC or any Subcommittee shall be in contravention of any terms and conditions of this Agreement.  It is understood and agreed that issues to be decided by the JGC or any Subcommittee, as applicable, are only those specific issues within such committee’s duties.

2.7Subcommittees.  From time to time, the JGC may establish and delegate duties to sub-committees or directed teams (each, a “Subcommittee”) on an “as-needed” basis to oversee specific Services.  Each such Subcommittee shall be constituted and shall operate as the JGC determines; provided that each Subcommittee shall have equal representation from each Party, unless otherwise mutually agreed.  Subcommittees may be established on an ad hoc basis for purposes of a specific Service or on such other basis as the JGC may determine.  Each Subcommittee and its activities shall be subject to the oversight, review and approval of, and shall report to, the JGC.  In no event shall the authority of the Subcommittee exceed that specified for the JGC.  All decisions of a Subcommittee shall be by consensus.  Any disagreement between the designees of Sunovion and Urovant on a Subcommittee shall be referred to the JGC for resolution.

2.8Expenses.  Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JGC or any Subcommittee.  For purposes of clarity, the foregoing travel and related costs and expenses shall not be Pass-Through Expenses.

2.9Disbandment.  Unless otherwise agreed to in writing by the Parties, the JGC shall disband three (3) months after the launch of the first Product.

Confidential & Proprietary

2.10Alliance Manager.  Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of the JGC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”).  Each Party shall be responsible for all travel and related costs and expenses for its Alliance Manager.  For purposes of clarity, the foregoing travel and related costs and expenses shall not be Pass-Through Expenses.  Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

3.APPOINTMENT

Subject to the terms and conditions of this Agreement, Urovant hereby appoints Sunovion, and Sunovion hereby accepts such appointment, to be Urovant’s: (a) co-licensed partner (for the purposes of the DSCSA) with regard to the Products; and (b) an exclusive distributor of the Products in the Territory.

4.Sunovion Obligations

4.1Generally; Efforts; Product Contracts.

4.1.1During the Term, Sunovion shall use Commercially Reasonable Efforts to perform, or cause to be performed by an Affiliate of Sunovion (as applicable), its obligations under this Agreement, including those in Sections 4.2 through 4.7.

4.1.2Sunovion shall provide copies of Product Contracts to support Urovant’s compliance with Applicable Law, Government Contracts, and for Urovant’s review and validation of Sunovion’s Government Pricing Report and underlying government pricing calculation methodologies (including ensuring that such methodologies align with Urovant’s reasonable assumptions).  Sunovion may redact certain provisions of the Product Contracts that (i) are related to a Sunovion product, or (ii) are required to maintain an obligation of confidentiality to the counterparty to such Product Contract and are not related to the applicable Product.

4.23PL Services.

4.2.1Sunovion shall: (i) add the Products to the contract(s) by and between Sunovion and its 3PL Provider(s), (ii) negotiate rates under the applicable 3PL Contract [* * *] and (iii) provide reasonable evidence to Urovant that the obligations under (i) and (ii) have been fulfilled.

4.2.2After Sunovion’s fulfilment of Sunovion’s obligations pursuant to Section 4.2.1, unless this Agreement is earlier terminated by Urovant pursuant to Section 14.5.1, Sunovion shall provide the 3PL Services.  In the performance of the 3PL Services, Sunovion shall ensure that neither Sunovion nor a 3PL Provider takes title to the Products.

4.3Wholesaler, GPO, and IDN Services.

4.3.1Sunovion shall: (i) add the Products to the contracts by and between Sunovion and its Wholesalers, the Sunovion GPOs, and the Sunovion IDNs, (ii) negotiate rates under such contracts [* * *]; provided that, subject to Section 5.3.2, [* * *], and (iii) provide reasonable evidence to Urovant that the obligations under (i) and (ii) have been fulfilled.

4.3.2After Sunovion’s fulfilment of Sunovion’s obligations pursuant to Section 4.3.1, unless this Agreement is earlier terminated by Urovant pursuant to Section 14.5.2, Sunovion shall provide the Wholesaler, GPO, and IDN Services.

Confidential & Proprietary

4.4Contracting Services.

4.4.1At least ninety (90) days prior to the anticipated date on which FDA will complete its review of the NDA for the first Product to be approved by FDA, which is currently anticipated to be December 26, 2020, Sunovion shall configure, or cause to be configured, the Model N software to enable Sunovion to perform its obligations under this Agreement; provided that the costs and expenses incurred by or on behalf of Sunovion in connection therewith shall be deemed to be a Pass-Through Expense.

4.4.2Sunovion shall provide the Contracting Services.

4.5RCP Services.  Sunovion shall provide the RCP Services.

4.6GPR Services.  Sunovion shall provide the GPR Services.

4.7Regulatory Services.

4.7.1In connection with the Regulatory Services, Sunovion shall provide the necessary number of FTEs as agreed upon by the Parties from time to time at the FTE Rate for Regulatory Services (the “Regulatory Service Charge”).

4.7.2Sunovion shall provide the Regulatory Services.

5.Urovant Obligations

5.1	Generally; Efforts. During the Term, Urovant shall use Commercially Reasonable Efforts to perform its obligations under this Agreement, including those in Sections 5.2 through 5.6.

5.23PL Services.

5.2.1In connection with the 3PL Services, Urovant shall provide to Sunovion in writing information necessary or reasonably useful for Sunovion to perform the 3PL Services within thirty (30) days after the Effective Date.

5.2.2Prior to consignment of the Product to a 3PL Provider pursuant to the terms of a 3PL Contract: (i) Urovant shall: (a) release the Products in accordance with (1) cGMP, and (2) any serialization requirements under the DSCSA and policies and procedures to be agreed upon by the Parties in writing, and (b) transmit all Pedigree Information related to the Products to Sunovion; and (ii) Sunovion shall have received and verified such Pedigree Information.

5.2.3In connection with the 3PL Services, Urovant shall: (i) coordinate shipment of the Products, at Urovant’s cost and expense, to the 3PL Provider designated by Sunovion; (ii) cause the Products to be consigned to Sunovion; (iii) enter into a quality agreement with each 3PL Provider and Sunovion prior to consignment of any Product to Sunovion; (iv) refrain from actions which would cause Sunovion to be in material breach of any covenant, representation, or warranty contained in any agreement by and between Sunovion and a 3PL Provider to which a Product has been consigned; and (v) ensure that the Products do not include any hazardous materials.

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5.3Wholesaler, GPO, and IDN Services.

5.3.1In connection with the Wholesaler, GPO, and IDN Services, Urovant shall: (i) provide to Sunovion in writing information that is reasonably necessary for Sunovion to perform the Wholesaler, GPO, and IDN Services within fifteen (15) days after the Effective Date; (ii) comply with the terms and conditions of the applicable Wholesaler Contract or GPO/IDN Contract as if Urovant were a party, including with regard to any dispute resolution mechanisms set forth therein, and any policies and procedures agreed upon in writing by the Parties regarding returns of Products, (iii) promptly provide Sunovion with any information requested by Sunovion that is necessary for Sunovion to properly complete returns of Products, and (iv) upon the reasonable request by Sunovion, cooperate with Sunovion in the conduct of any investigation regarding orders of the Products by a Wholesaler, GPO, or IDN.

5.3.2Urovant shall ensure that (i) its directors, officers, employees, contractors and agents, as applicable, use best efforts to confer with Sunovion at least five (5) Business Days in advance of any first-time communication with a Sunovion GPO or Sunovion IDN relating to a GPO/IDN Contract to align on a meeting strategy to employ in connection with the Wholesaler, GPO and IDN Services, and (ii) a Sunovion representative participates in any such communication with such Sunovion GPO or Sunovion IDN in connection with the Contracting Services unless Sunovion elects in writing not to participate.

5.4Contracting Services.

5.4.1In connection with the Contracting Services, Urovant shall: (i) provide un-redacted copies of each Urovant Market Access Contract, Urovant Government Contract and Urovant GPO/IDN Contract entered into by Urovant to Sunovion to the extent not already provided, provided that Sunovion shall not use such Urovant Market Access Contracts, Urovant Government Contracts or Urovant GPO/IDN Contracts for any purpose other than in furtherance of Sunovion’s obligations under this Agreement, and (ii) identify a Urovant employee to be a dedicated liaison that will communicate with Sunovion from time to time as reasonably requested by Sunovion to complete the Contracting Services.

5.4.2Urovant shall be responsible for ensuring that the Urovant Market Access Contracts, Urovant Government Contract, and Urovant GPO/IDN Contracts permit Sunovion to perform the RCP Services and the GPR Services.

5.5GPR Services.  Urovant hereby acknowledges and agrees that it will: (i) [* * *], (ii) [* * *], and (iii) be solely responsible for: (a) entering the information contained in the Government Pricing Report into the Centers for Medicare & Medicaid Services Drug Data Reporting System (or other applicable system), and (b) certifying and submitting such government pricing data to the applicable government authority in accordance with Applicable Laws, in each case (a) and (b), as required under Applicable Law, including under the Government Pricing Programs, and applicable state laws, rules and regulations.

5.6Regulatory Services.

5.6.1Upon written notice from Sunovion to Urovant, Urovant shall permit Sunovion to conduct a for-cause audit of Urovant’s quality systems that in any way relate to Sunovion’s performance of the Services.

5.6.2Urovant shall promptly, but in no event less than two (2) Business Days, notify Sunovion in the event that a recall is issued for any Product.

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5.7Training Services.  Urovant shall, upon a reasonable request by Sunovion, provide to Sunovion’s account directors certain training the enable Sunovion to perform the Services.  Such training may, to the extent feasible, be administered virtually or as otherwise agreed upon by the Parties.

6.OPERATIONs

6.1Title and Risk of Loss.  At no time during the Term shall Sunovion have title to the Products.  At all times during the Term, title to the Products shall either be with Urovant or an applicable Wholesaler, and, as between Urovant and Sunovion, risk of loss of Products shall be with Urovant at all times; provided that to the extent the risk of loss of the Products are contractually assigned to a Wholesaler pursuant to Wholesaler Contract, Sunovion shall, subject to Section 4.1, enforce any rights of such contractual assignment of risk of loss for the benefit of Urovant.

6.2Regulatory Responsibility.  Except as expressly set forth in this Agreement or where required by Applicable Law for Sunovion to fulfill its obligations under this Agreement, Urovant (as the owner and applicant of the NDA for each Product) shall be solely responsible, at Urovant’s sole cost and expense, for all regulatory obligations related to the Products, including annual product reports, drug listing updates, serious adverse event reports, field alerts, and DSCSA reporting and recordkeeping.  Subject to Section 6.4 and Applicable Law, Urovant, not Sunovion, shall have the sole right to interact with FDA regarding the Products.

6.3Sunovion Reporting Obligations.  Sunovion shall provide the reports set forth on Exhibit G (the “Sunovion Reports”) to Urovant at the frequency that corresponds to each such report.

6.4Urovant Reporting Obligations.  Urovant shall: (i) submit a report to Sunovion: (a) within thirty (30) days after the end of each calendar year describing the projected annual sales volume for the Products for the current calendar year, (b) within one hundred twenty (120) days prior to launch of a Product describing the volume requirements for such launch, and (c) within sixty (60) days prior to launch of a Product describing the volume requirements for a safety stock of such Product, (ii) within a reasonable period of time, provide to Sunovion any report or Product-related information that is reasonably requested by Sunovion or reasonably necessary for Sunovion to perform the Services, (iii) provide Sunovion with copies of all submissions to any regulatory authority that are reasonably requested by Sunovion or are reasonably necessary for Sunovion to perform the Services, and (iv) on a quarterly basis, prepare in good faith a forecast that projects sales demand for the Products for the following twelve (12) month period to enable Sunovion to adequately prepare for performance of the Services.

6.5Records; Record Retention; Records Audits.  Sunovion will maintain all Work Product generated by Sunovion in connection with the Services (collectively, the “Records”) for a period of three (3) years.  Following completion of the Services, Sunovion will, at the direction and written request of Urovant, promptly deliver Records to Urovant or its designee, or dispose of the Records.

7.Decision-Making Authority; Discretion; Review Rights.

7.1Wholesaler, GPO, and IDN Disputes.  With regard to disputes under a Wholesaler Contract or GPO/IDN Contract that relate: (i) solely to a Sunovion product (and does not relate to a Product), Sunovion shall have final decision-making authority, (ii) to a Sunovion product and a Product, the JGC shall have final decision-making authority if the Parties cannot agree on a resolution to such dispute; and (iii) solely to a Product (and does not relate to a Sunovion product), Urovant shall have final decision-making authority.

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7.2Product Price Increases.  [* * *]. Any dispute that arises in connection with the foregoing shall be escalated to the respective Chief Executive Officers of Urovant and Sunovion.  If the Parties respective Chief Executive Officers are not able to resolve the dispute then the Parties’ agree that the dispute shall be raised to the Parties’ ultimate parent company, DSP, for further discussion.  For clarity, if DSP is unable to resolve the dispute, Urovant will have final decision-making authority with respect to all pricing decisions relating to the Products.

8.FINANCIAL TERMS

8.1Escrow Fund.

8.1.1At least thirty (30) days prior to the launch of a Product, (i) the Parties shall establish the Escrow Fund at a reputable banking institution agreed upon by the Parties, and (ii) Urovant shall place [* * *] into the Escrow Fund for the first year of the Term. Any agreement by and among such banking institution, Sunovion and Urovant shall (a) not require Sunovion to seek approval from Urovant to withdraw funds from the Escrow Fund if such withdrawal is in connection with Sunovion’s performance of the RCP Services, and (b) permit Sunovion to transfer funds from the Escrow Fund to an intermediate Sunovion bank account to enable Sunovion to complete RSP Payments in connection with Sunovion’s performance of the RCP Services.

8.1.2Notwithstanding the foregoing, during the first year of the Term, Urovant shall ensure that the Escrow Fund shall not have less than [* * *] (the “Escrow Fund Minimum Amount”) for any period of time that is longer than ten (10) Business Days.  The JGC shall discuss in good faith an adjustment to the Escrow Fund Minimum Amount six (6) months after the launch of such Product and every six (6) months thereafter.  In the event that Urovant fails to timely fund the Escrow Fund, Sunovion may terminate this Agreement if such failure to fund the Escrow Fund is not cured within five (5) Business Days of receipt of notice of such failure from Sunovion.

8.1.3Within ninety (90) days after the end of each calendar year in which there is an Escrow Fund, the Parties shall reconcile the amount remaining in Escrow Fund against all of the RCP Payments and other withdrawals initiated by Sunovion.  After such completion reconciliation, in the event that the Escrow Fund has an amount that is less than the Escrow Fund Minimum Amount, or such other amount as determined by the JGC from time to time, Urovant shall reconcile any shortfall within five (5) Business Days.

8.2Fees; Invoices; Payments.

8.2.1In consideration for performance of the Services by Sunovion, Urovant shall: (i) pay to Sunovion an amount equal to the sum of: (a) the Monthly Flat Service Charge, and (b) any agreed to Regulatory Service Charge (the sum of (a) and (b), the “Service Charge”), and (ii) reimburse Sunovion for any Pass-Through Expenses.

8.2.2Subject to the remainder of this Section 8.2.2, Sunovion reserves the right to adjust all fees on an annual basis beginning with the third (3rd) year of the Term, including the Monthly Flat Service Charge and Regulatory Service Charge, upon reasonable prior written approval of Urovant, such approval not to be unreasonably withheld, conditioned or delayed.  Determination of the Monthly Flat Service Charge for the third (3rd) year of the Term and each year thereafter shall be subject to good faith negotiation between the Parties that will take into consideration any evidence that Sunovion provides in connection with cost increases by any vendor engaged by Sunovion on Urovant’s behalf.  All fees owed by a Party to the other Party under this Agreement shall comply with the federal health care program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), all applicable statutory “exceptions” and regulatory “safe harbors” related thereto, and related implementing regulations, and any similar state law, and shall comply with any bona fide service fee requirements.

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8.2.3At the end of each calendar month, Sunovion shall submit an invoice to Urovant for an amount equal to the sum of: (i) the Service Charges, and (ii) the Pass-Through Expenses incurred by Sunovion in connection with the Services during the prior calendar month.  Urovant shall pay Sunovion all undisputed invoice amounts within thirty (30) days after receipt thereof.  If payment of an undisputed invoice is not made by Urovant within thirty (30) days, then, upon five (5) days’ written notice to Urovant, Sunovion may withdraw a certain amount from the Escrow Fund in lieu of a payment by Urovant of such invoice; provided that such payment has still not been made by Urovant.

8.3Taxes.  Urovant shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity: (i) on any amounts payable by Urovant hereunder, and (ii) related to the Products, including the branded prescription drug fee pursuant to 26 C.F.R. Parts 51 and 602; provided, that, in no event shall Urovant pay or be responsible for any taxes imposed on, or with respect to, Sunovion’s income, revenues, gross receipts, personnel or real or personal property or other assets.

8.4Financial Records; Financial Audits.  Sunovion will keep reasonable financial records relating to its performance of the Services for a period of three (3) years after the end of performing such Services.  Urovant, or its independent auditors or representatives, may, during normal business hours, and upon reasonable notice, review and inspect Sunovion’s financial records of the Service Charges paid by Urovant and Pass-Through Expenses invoiced to Urovant for the purpose of determining if invoices submitted by Sunovion reflect the financial terms agreed to under this Agreement.  Urovant or its representatives may conduct such financial audit no more than one time per calendar year during the Term and for a period of twelve (12) months thereafter.  Urovant shall be responsible for the cost of any such audit, except that, if the auditor determines that Urovant has overpaid any amounts owed to Sunovion hereunder by five percent (5%) or more, Sunovion shall pay the costs and expenses of such audit, and any overpaid amounts that are discovered, together with reasonable interest on such overpaid amounts.  The results of such audit shall be final and binding, absent manifest error.

8.5Regulatory/Compliance Records; Regulatory/Compliance Audits.  Sunovion shall keep reasonable regulatory and compliance records relating to its performance of the Services for a period of three (3) years after the end of performing such Services.  Urovant, or its independent auditors or representatives, may, no more than one (1) time per calendar year, during normal business hours, and upon reasonable notice, review and inspect Sunovion’s regulatory and compliance records relating to Sunovion’s performance of the Services.

9.Confidentiality

9.1Obligations of Confidentiality.  During the Term and thereafter, Receiving Party agrees to: (i) hold all Confidential Information in confidence and not, directly or indirectly, publish, disseminate or otherwise disclose, deliver or make available to any Third Party any Confidential Information, except as expressly permitted in this Agreement; (ii) use Confidential Information solely in furtherance of the purpose of this Agreement (i.e., the performance of a Party’s obligations, or the exercise of a Party’s rights, under this Agreement), (iii) treat Confidential Information with the same degree of care that Receiving Party uses to protect its own confidential information, but in no event with less than a reasonable degree of care, (iv) reproduce Confidential Information solely as necessary to further the purpose of this Agreement, and (v) notify Disclosing Party upon discovery of any unauthorized use or disclosure of any Confidential Information or any other breach of this Section 9 by Receiving Party and to cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use.

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9.2Exceptions.  Receiving Party shall have no obligations of confidentiality and non-use with respect to any Confidential Information which:

9.2.1is, or later becomes, generally available to the public or trade by the use, publication or the like, through no fault of, or act, or failure to act on the part of Receiving Party, as evidenced by the then existing publication or other public dissemination of such information in written or other documentary form;

9.2.2is obtained, after the Effective Date, by Receiving Party from a Third Party on a non-confidential basis and such Third Party had the legal right to disclose such Confidential Information to Receiving Party;

9.2.3is independently developed by the Receiving Party without reliance on Disclosing Party’s Confidential Information, as evidenced by the contemporaneous written records of Receiving Party that are maintained in the ordinary course of business; or

9.2.4Receiving Party already knows prior to the date of any disclosure by Disclosing Party, as evidenced by the contemporaneous written records of Receiving Party that are maintained in the ordinary course of business.

9.3Disclosures Required by Law.  In the event that Receiving Party is: (i) requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Confidential Information, Receiving Party shall give Sunovion prompt notice of such request so that Disclosing Party may seek an appropriate protective order; or (ii) compelled by a judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Confidential Information, Receiving Party shall give Disclosing Party prompt prior written notice of such event and shall furnish only that portion of such Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to such Confidential Information.

9.4Work Product.  Notwithstanding that Sunovion will be the Disclosing Party with respect to the Work Product or Product Inventions: (i) the Work Product (including the Government Pricing Reports) and Product Inventions shall be deemed to be the Confidential Information of Urovant, and (ii) Urovant shall be deemed to be the “Disclosing Party” and Sunovion shall be deemed to be the “Receiving Party” with respect thereto.

9.5Ownership. All Confidential Information is and will remain the sole and exclusive property of Disclosing Party.  Except for the limited right to use Confidential Information solely in accordance with this Agreement, no ownership interests, rights or licenses whatsoever, either express or implied, are granted hereunder by Disclosing Party to Receiving Party under any patents or patent applications, copyrights, trademarks, trade secrets, or other intellectual property rights now or hereafter acquired, developed, or controlled by Disclosing Party.  Disclosing Party retains all rights and remedies afforded under all patent, copyright, trade secret, and other Applicable Law for protecting confidential, proprietary, or trade secret information.

9.6Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 9.6 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

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9.7Publicity.  Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed.  In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

9.8Injunctive Relief.  Each Party agrees that (a) the Disclosing Party may be irreparably injured by an impending or existing breach of this Section 9; (b) money damages would not be an adequate remedy for any such breach; and (c) the Disclosing Party will be entitled to seek equitable relief, including injunctive relief and specific performance, without proof of damages or having to post a bond, as a remedy for any such breach.  Such injunctive relief shall be in addition to any other rights or remedies the Disclosing Party may otherwise be entitled to.

10.OWNERSHIP; INVENTIONS; License Grant

10.1Ownership.  Urovant shall own all: (i) materials, data, analyses, reports and other work product related solely to a Product generated by Sunovion in connection with the Services, including the Government Price Report (“Work Product”); and (ii) all inventions (whether patentable or not), improvements, developments and intellectual property rights related thereto, that in each case: (a) are conceived, reduced to practice, made or authored by Sunovion (whether solely or jointly) under this Agreement, and (b) relate solely to a Product (“Product Inventions”).  All other ownership rights shall be determined in accordance with United States patent laws.

10.2Disclosure and Assignment.  Sunovion shall disclose all Work Product and Product Inventions to Urovant promptly after they are conceived, reduced to practice, made or authored.  Sunovion hereby assigns to Urovant all of Sunovion’s right, title and interest in any and all Work Product and Product Inventions without any additional consideration, and Sunovion shall reasonably assist Urovant in the prosecution, maintenance and enforcement of such IP, at Urovant’s sole expense.

10.3Sunovion Property.  Notwithstanding Section 10.1, Sunovion will retain all right, title and interest in and to: (i) all materials, data, analyses, reports and work product (other than Work Product) that do not solely relate to the Products and are generated by or on behalf of Sunovion (whether alone or jointly with others) under this Agreement without use of, or reliance upon, Urovant’s Confidential Information or Work Product, (ii) all programs, methodologies, policies, processes, platforms, technologies and other materials developed or licensed by Sunovion prior to or apart from performing the Services or its obligations under this Agreement and without use of, or reliance upon, Urovant’s Confidential Information or Work Product ((i) and (ii) collectively, the “Sunovion Property”), regardless of whether such Sunovion Property is used in connection with Sunovion’s performance of the Services or its obligations under this Agreement, and (iii) any improvements and modifications made by Sunovion to Sunovion Property without use of, or reliance upon, Urovant’s Confidential Information or Work Product.

10.4License Grant.  Urovant hereby grants to Sunovion a non-exclusive license, with the right to grant sublicenses, under any intellectual property rights owned or controlled by Urovant, including with respect to the Work Product, solely to enable Sunovion to perform the Services.  Except as otherwise expressly provided herein, nothing in this Agreement is intended to grant to either Party any rights under any intellectual property right of the other Party.

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11.Representations, warranties and covenants

11.1Mutual.  Each of the Parties hereby represent, warrant and covenant to the other Party that:

11.1.1it is and will remain a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

11.1.2the execution and delivery of this Agreement has been authorized by all requisite corporate action;

11.1.3this Agreement is and will remain a valid and binding obligation of it, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

11.1.4it is under no contractual or other obligation or restriction that is inconsistent with its execution or performance of this Agreement;

11.1.5during the Term, it will not, directly or indirectly, enter into any agreement, either written or oral, or take part in any activity, that would cause an actual or potential conflict with its responsibilities under this Agreement; and

11.1.6it, its Affiliates, and each of their respective officers, directors, employees and subcontractors, as applicable: (i) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with the Services, any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. §335a, (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), including Medicare, Medicaid and Civilian Health and Medical Program of the Uniformed Services, (iii) are not disqualified by any government or regulatory agencies from performing specific services, and are not subject to a pending disqualification proceeding, and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services, and are not subject to any such pending action.

Each Party will promptly notify the other Party if it, its Affiliates or any of their respective officers, directors, employees and subcontractors, as applicable, are or become subject to the foregoing, or if any Claim relating to the foregoing is pending, or to the best of such Party’s knowledge, is threatened.  The non-breaching Party shall have the right to immediately terminate this Agreement if the representation and warranties in Section 11.1.6 is or becomes untrue.

11.2Sunovion.  Sunovion hereby represents, warrants and covenants to Urovant that:

11.2.1it will perform the Services in accordance with Applicable Law; and

11.2.2it will ensure that any Product Contracts include obligations with respect to compliance with laws (or a right to indemnification for a counterparty’s failure to comply with laws) and obligations of confidentiality no less restrictive than those included in this Agreement, subject to any customary qualifications ordinarily applied to such obligations;

11.2.3it has obtained and will maintain, at all times during the Term, the required licenses, permits and authorizations necessary to provide the Services and commercialize the Products in the Territory; and

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11.2.4it will not employ or contract with any individual or entity to perform any of the Services under this Agreement who is debarred, disqualified, excluded, or otherwise sanctioned by any local, state, federal, or international governmental body, or is subject to an administrative, civil, or criminal proceeding which could result in such sanctions by a governmental body.

11.3Urovant.  Urovant hereby represents, warrants, and covenants to Sunovion that:

11.3.1it will perform its obligations in furtherance of the Services in accordance with Applicable Law;

11.3.2it will provide current, accurate and complete sales and pricing data under the Urovant Government Contracts, Urovant Market Access Contracts, or otherwise to Sunovion for purposes of Sunovion’s performance of the Services;

11.3.3it will obtain and maintain, at all times during the Term, the required licenses, permits and authorizations necessary to commercialize the Products in the Territory;

11.3.4the Products (i) are free from defect in design, material and workmanship, (ii) manufactured and commercialized in compliance with Applicable Law, including in accordance with cGMP, (iii) have been approved by FDA prior to sale, (iv) are not articles which may not be introduced into interstate commerce, (v) are not infringing upon the patents, trademarks or other intellectual property rights of any Third Party, and (vi) comply with all traceability aspects of the DSCSA;

11.3.5it will not, directly or indirectly, claim any payment in any form from a government program for any Product utilization for which rebates or chargebacks are payable under an existing Urovant Market Access Contract;

11.3.6it will not, directly or indirectly, enter into any discount arrangement with any Market Access Customer or any other arrangement that could impact the Government Pricing Report without providing prior notice to Sunovion;

11.3.7it will not during the Term, begin any negotiations with, engage, or enter into any agreement with, directly or indirectly, any Wholesaler that is a party to a Wholesaler Contract, Sunovion GPO or Sunovion IDN without the prior written consent of Sunovion;

11.3.8except as expressly permitted by this Agreement, it will not, during the Term and or a period of two (2) years thereafter, meet, communicate or correspond with any Wholesaler that is a party to a Wholesaler Contract, Sunovion GPO or Sunovion IDN regarding any subject that relates to the Services without (i) a representative of Sunovion present at such meeting or as a participant in such communication, or (ii) Sunovion’s prior written approval of such communication; and

11.3.9it will not, during the Term and for a period of two (2) years thereafter, actively solicit, directly or indirectly, the employment of any employee of a 3PL Provider, subject to customary exceptions for general solicitations not directly targeted at such employees.

For clarity, nothing in Section 11.3.7 shall restrict Urovant from negotiating with, engaging or entering into any agreement with a GPO or IDN that is not a Sunovion GPO or Sunovion IDN.

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12.INDEMNIFICATION; LIMITATION OF LIABILITY

12.1Indemnification by Sunovion.  Sunovion agrees to indemnify, defend and hold Urovant, its Affiliates, and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “Urovant Indemnitees”) harmless from and against any and all Losses resulting from any Claims by a Third Party to the extent such Claim results from, arises from or out of, relates to, is in the nature of, or is caused by: (i) any non-compliance of any federal, state or local governmental laws, rules, regulations or statutes by a 3PL Provider that is a party to a 3PL Contract, where such non-compliance relates to such 3PL Provider’s failure to hold all necessary licenses, permits, and authorizations necessary to provide the 3PL Services or otherwise damages Urovant, (ii) a breach of any representation, warranty or covenant of Sunovion set forth in this Agreement, and (iii) the negligence, gross negligence or willful misconduct of Sunovion in connection with this Agreement; except, in each case, to the extent that such Losses (or part thereof) results from a Claim that is an indemnifiable event pursuant to Section 12.2, in which case Urovant shall indemnify the Sunovion Indemnitees for such Losses (or part thereof) in accordance with Section 12.2.

12.2Indemnification by Urovant.  Urovant agrees to indemnify, defend and hold Sunovion, its Affiliates, and its and their respective officers, directors, employees, permitted subcontractors and permitted agents (collectively, the “Sunovion Indemnitees”) harmless from and against any and all Losses resulting from any Claims by a Third Party to the extent such Claim results from, arises from or out of, relates to, is in the nature of, or is caused by: (i) death of, or bodily injury to, any person on account of the use of any Product, (ii) disputes that arise between Urovant and a Market Access Customer, Government Entity, or a GPO or IDN that is not a Sunovion GPO or Sunovion IDN that relate to a Urovant Market Access Contract, Urovant Government Contract, or a Urovant GPO/IDN Contract, respectively, (iii) disputes that arise between Sunovion or Urovant and a Wholesaler, Sunovion GPO, or Sunovion IDN that relate directly to a Product; provided that if such dispute does not solely relate to a Product, then the Parties shall negotiate in good faith an appropriate allocation of responsibility under the circumstances; (iv) any recall, quarantine, warning or withdrawal of any Product, (v) government pricing calculations performed by Sunovion on behalf of Urovant in connection with the GPR Services; provided that such calculations were performed by Sunovion in accordance with Sunovion’s government price calculation methodologies approved by Urovant pursuant to Section 5.5, (vi) a breach of any representation, warranty or covenant of Urovant set forth in this Agreement, and (vii) the negligence, gross negligence or willful misconduct of Urovant in connection with this Agreement; except, in each case, to the extent that such Losses (or part thereof) results from a Claim that is an indemnifiable event pursuant to Section 12.1, in which case Urovant shall indemnify the Sunovion Indemnitees for such Losses (or part thereof) in accordance with Section 12.1.

12.3Indemnification Procedure.  The indemnifying party’s agreement and obligation to indemnify, defend and hold the other harmless is conditioned on the indemnified party:

12.3.1promptly providing written notice to the indemnifying party of any Claim resulting from, arising from or out of, relating to, in the nature of, or caused by the indemnified activities set forth in Section 12.1 and Section 12.2, at most within thirty (30) days after becoming aware of such Claim; provided that failure to provide prompt notice will relieve the indemnifying party of its indemnification obligations only to the extent that indemnifying party has been materially prejudiced as a result of such failure;

12.3.2permitting the indemnifying party to assume full responsibility to select its choice of counsel, investigate, prepare for and defend against any such Claim; provided that the indemnified party shall have the right to retain separate legal counsel and participate in any defense of any Claim at its own expense;

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12.3.3reasonably assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for, and defense of any such Claim; and

12.3.4not compromising or settling such Claim without the indemnifying party’s written consent.

The indemnifying party may not, without the indemnified party’s written consent, compromise or settle any Claim resulting from, arising from or out of, relating to, in the nature of, or caused by the indemnified activities set forth in Section 12.1 and Section 12.2 if such compromise or settlement admits liability on behalf of or imposes any restrictions or obligations on the indemnified party.  The indemnifying party shall make quarterly payments to the indemnified parties for any documented Losses resulting from such Claim.

12.4Limitations of Liability.

12.4.1EXCEPT WITH REGARD TO (A) OBLIGATIONS UNDER SECTION 12.1 AND SECTION 12.2 (INDEMNIFICATION), AND (B) DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL A PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, AND SPECIAL DAMAGES.

12.4.2EXCEPT WITH REGARD TO LOSSES ARISING FROM A PARTY’S (A) A BREACH OF SECTION 9 (CONFIDENTIALITY), (B) OBLIGATIONS UNDER SECTION 12.1 AND SECTION 12.2 (INDEMNIFICATION), (C) FAILURE TO COMPLY WITH APPLICABLE LAW, (D) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND (E) FRAUD, IN NO EVENT SHALL SUNOVION’S LIABILITY FOR LOSSES IN CONNECTION WITH THIS AGREEMENT EXCEED THREE (3) TIMES THE SERVICE CHARGES ACTUALLY PAID BY UROVANT TO SUNOVION UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO SUCH LOSSES.

12.4.3 Notwithstanding anything to the contrary in this Agreement, (i) Sunovion shall have no liability for third party claims SOLELY arising out of government pricing calculations performed by Sunovion on behalf of UROVANT under THIS Agreement; provided that such calculations were performed by Sunovion in accordance with Sunovion’s government price calculation methodologies approved by UROVANT PURSUANT TO SECTION 5.5, and (ii) to the extent any Products are lost or damaged while in the custody of a 3PL Provider, UROVANT hereby agrees to the loss and damage limitations set forth in the applicable contract between Sunovion and such 3PL Provider and Sunovion shall have no liability with respect thereto OTHER THAN TO USE COMMERCIALLY REASONABLE EFFORTS TO ENFORCE SUCH CONTRACT.

13.INSURANCE

13.1Urovant Insurance.  Urovant shall (a) maintain (i) general liability insurance including premises and operations, broad form property damage, independent contractors, and contractual liability covering its obligations under this Agreement, with a combined single limit of not less than $2,000,000 on a per occurrence and aggregate basis, and (ii) product liability insurance including contractual liability for all products and completed operations and any work supplied pursuant to the terms and conditions of this Agreement, not less than $10,000,000 on a per occurrence and aggregate basis, and (b) add Sunovion as an additional insured to all of the above stated policies.

Confidential & Proprietary

13.2Sunovion Insurance.  Sunovion shall (a) maintain (i) general liability insurance including premises and operations, broad form property damage, independent contractors, and contractual liability covering its obligations under this Agreement, with a combined single limit of not less than $2,000,000 on a per occurrence and aggregate basis, and (ii) product liability insurance including contractual liability for all products and completed operations and any work supplied pursuant to the terms and conditions of the Agreement, not less than $10,000,000 on a per occurrence and aggregate basis, and (b) add Urovant as an additional insured to all of the above stated policies.

13.3Claims-Made Policies.  If any of the above stated policies are on a claims-made basis, then the insured party shall maintain such policy in effect through a period of not less than one (1) year following the termination or expiration of this Agreement.

14.TERM; TERMINATION

14.1Term.  This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the terms of this Agreement, shall continue in full force and effect for three (3) years (the “Initial Term”).  Thereafter, this Agreement will automatically extend for additional one (1) year periods (each, a “Renewal Term”, each Renewal Term collectively with the Initial Term, the “Term”), unless either Party provides the other Party written notice of termination of this Agreement not later than nine (9) months prior to the expiration of the Initial Term or any Renewal Term, in which case this Agreement shall terminate upon the expiration of the Initial Term or then current Renewal Term.

14.2Termination by for Material Breach.  Either Party may terminate this Agreement upon sixty (60) days prior written notice to the other Party if the other Party materially breaches this Agreement and fails to cure the breach during such notice period.

14.3Termination for Insolvency.  Subject to applicable bankruptcy laws, either Party may terminate this Agreement effective immediately in the event that the other Party: (i) has become insolvent (defined as such Party being subject to a voluntary or involuntary bankruptcy petition which is not dismissed ) or has been dissolved or liquidated, has filed itself a petition, case or other proceeding under the applicable bankruptcy laws relating to bankruptcy, dissolution, liquidation, winding up or reorganization; (ii) makes a general assignment for the benefit of creditors; or (iii) has a receiver, custodian, trustee or other person exercising similar functions appointed for all or substantially all of its assets.

14.4Termination by Sunovion.  In the event of a Change of Control of Urovant, Sunovion may terminate this Agreement upon ten (10) days prior written notice to Urovant (or its successor).

14.5Termination by Urovant.

14.5.1Upon written notice to Sunovion, Urovant may terminate this Agreement if Sunovion has failed [* * *]; provided that prior to any such termination by Urovant, the Parties will cooperate in good faith to identify and negotiate in good faith the execution of alternative services that may be provided to Urovant by Sunovion in lieu of such termination; provided further that if Sunovion fulfils all of its obligations pursuant to Section 4.2.1 before Urovant terminates this Agreement pursuant to this Section 14.5.1, then Urovant shall no longer have the right to terminate this Agreement pursuant to this Section 14.5.1.

14.5.2Urovant may terminate this Agreement if Sunovion has failed [* * *]; provided that prior to any such termination by Urovant, the Parties will cooperate in good faith to identify and negotiate in good faith the execution of alternative services that may be provided to Urovant by Sunovion in lieu of such termination; [* * *].

Confidential & Proprietary

14.5.3In the event of a Change of Control of Sunovion, Urovant may terminate this Agreement upon ten (10) days prior written notice to Sunovion (or its successor).

14.5.4Urovant may terminate this Agreement for any reason upon ninety (90) days’ prior written notice, provided that such termination shall only be effective upon the expiration of such ninety (90) day period if Sunovion has received the Break-Up Fee.

14.6Effect of Termination or Expiration.

14.6.1Upon expiration of this Agreement or termination of this Agreement for any reason, neither Urovant nor Sunovion will have any further obligations under this Agreement, except that:

(a)any liabilities that relate to the Services and that arise before, on, or after the termination or expiration this Agreement shall be the responsibility of Urovant even if claims for such liabilities are first made after the termination or expiration this Agreement;

(b)each Party will promptly return to the other Party all Confidential Information and all copies of Confidential Information associated with this Agreement, provided that each Party may retain one copy of Confidential Information to determine its obligations hereunder; and

(c)the terms and conditions under Sections 1 (Definitions), 8.2 (Fees; Invoices; Payments), 8.3 (Taxes), 9 (Confidentiality), 10 (Ownership; Inventions), 12 (Indemnification; Limitation of Liability), 14.6 (Effect of Termination or Expiration) and 15 (Miscellaneous) will survive any such termination or expiration of this Agreement.

14.6.2Upon notice of termination of this Agreement pursuant to Section 14.5.4, Urovant shall pay to Sunovion, prior to the effective date of such termination, a break-up fee of (a) [* * *], if this Agreement is terminated within one (1) year of the Effective Date; and (b) [* * *], if this Agreement is terminated within two (2) years of the Effective Date (each, (a) and (b), a “Break-Up Fee”).

15.MISCELLANEOUS

15.1Publicity.  Neither party may use the other Party’s name or company artwork (for example, logo) on a website or in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other Party.  This term does not restrict a Party’s ability to use the other party’s name in filings with the United States Securities and Exchange Commission or foreign equivalent, the United States Food and Drug Administration, or other governmental agencies, or when required by law to make a public disclosure.

15.2Inspections; Other Proceedings.  Each Party shall promptly notify the other Party upon receiving notice of an inspection, audit, enforcement action, or request for information by any regulatory or enforcement authority concerning this Agreement, the Services, or the Products (“Governmental Contact”).  The Party in receipt of the Governmental Contact shall provide copies of any regulatory filings or formal communications concerning the other Party, this Agreement, the Services, or the Products to such other Party.

Confidential & Proprietary

15.3Notices.  All notices must be in writing and sent to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure.  All notices must be given (a) by personal delivery, with receipt acknowledged, or (b) by first class, prepaid certified or registered mail, return receipt requested, or (c) by prepaid national express delivery service.  Notices will be effective upon receipt or at a later date stated in the notice.

If to SUNOVION:	If to UROVANT:
Sunovion Pharmaceuticals Inc. 84 Waterford Drive Marlborough, MA 01752 Attn: President and CEO	Urovant Sciences, Inc. Urovant Sciences GmbH 5281 California Avenue, Suite 100 Irvine, CA 92617 Attn: President and CEO

With a copy to: Sunovion Pharmaceuticals Inc. 84 Waterford Drive Marlborough, MA 01752 Attn: General Counsel	With a copy to: Urovant Sciences, Inc. 5281 California Avenue, Suite 100 Irvine, CA 92617 Attn: General Counsel
With a copy to (which shall not constitute notice): Reed Smith LLP 506 Carnegie Center, Suite 300 Princeton, NJ 08540-7839 Attn: Diane Frenier	With a copy to (which shall not constitute notice): O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, CA 92648 Attn: Mark Peterson

15.4Assignment.  Neither Party will assign, transfer or otherwise dispose of this Agreement in whole or in part to any Third Party without the prior written consent of the other Party; provided that each Party may assign this Agreement, in whole or in part, to any Affiliate; provided that such Affiliate remains an Affiliate of the initial Party during the Term.  Any assignment in violation of this Section 15.4 shall be null and void.  No assignment will relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement.  This Agreement shall be binding upon, and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and permitted assigns.

15.5Change of Control.

15.5.1Each Party (or its successor) shall provide the other Party with written notice of any Change of Control within five (5) days following the closing date of such transaction.

15.5.2If: (a) Urovant undergoes a Change of Control and Sunovion does not terminate this Agreement pursuant to Section 14.4, or (b) Sunovion undergoes a Change of Control and Urovant does not terminate this Agreement pursuant to Section 14.5.4, then, in each case, the Party that undergoes a Change of Control shall: (x) ensure that all activities performed by or on behalf of such Party for the benefit of its successor are kept separate from the activities performed under or in connection with this Agreement; and (y) establish and cause its applicable Affiliates to establish reasonable internal safeguards that prevent any Confidential Information of the other Party from being utilized for the benefit of successor of the Party that undergoes a Change of Control.

Confidential & Proprietary

15.6Independent Contractor.  All Services will be rendered by Sunovion as an independent contractor of Urovant for federal, state and local income tax purposes and for all other purposes.  Neither Party will represent itself to be a partner or joint venturer of or with the other Party.

15.7Severability; Reformation.  If for any reason a court of competent jurisdiction finds any provision of this Agreement or any portion of such a provision to be invalid or unenforceable, such provision will be reformed to the extent required to make the provision valid and enforceable to the maximum extent permitted by Applicable Law.

15.8Entire Agreement.  This Agreement, including the attached Exhibits, each of which is incorporated herein, constitutes the entire agreement between the Parties with respect to the specific subject matter of this Agreement, and supersedes all negotiations, prior discussions, agreements or understandings, whether written or oral, with respect to the subject matter hereof.

15.9Force Majeure.  Nonperformance of either Party shall be excused to the extent that such performance is rendered impossible by fire, flood, earthquake, mass disaster, governmental acts, orders or restrictions (including shelter-in-place orders, quarantine orders or curfews), terrorism, epidemic, pandemic (including COVID-19) or any other reason where failure to perform is beyond the reasonable control of the non-performing Party and is not caused by the non-performing Party’s negligence.  If any condition contemplated by this Section 15.9 shall continue for a period of sixty (60) days, the non-breaching Party shall have the option of terminating this Agreement and, in such event, neither Party shall incur any liability for performance or payment other than for the Services satisfactorily provided up to and including the date of termination.

15.10Waiver.  No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver or a waiver of any other term, provision or condition of this Agreement.  Any such waiver must be evidenced by an instrument in writing executed by an officer authorized to execute such waivers.

15.11Governing Law. The validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, and related matters shall be governed by the laws of the State of Delaware without reference to choice of law doctrine.  The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods, and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

15.12Dispute Resolution.

15.12.1Subject to Section 7.1 and 7.2, if a dispute arises between the Parties in connection with or relating to this Agreement, including disputes that arise within the scope of the JGC, or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 15.12.  Any Dispute shall first be referred to the Chief Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Chief Executive Officers shall be conclusive and binding on the Parties.  If the Chief Executive Officers are not able to agree on the resolution of any such issue within thirty (30) days (or such other period of time as mutually agreed by the Chief Executive Officers) after such issue was first referred to them, then, either Party may, by written notice to the other Party, elect to escalate the Dispute to DSP.  In the event that DSP is unable to resolve a Dispute, a Party may submit such Dispute to non-binding mediation.  In the even that non-binding mediation is unable to resolve such Dispute, a Party shall submit such Dispute to binding arbitration in accordance with Section 15.12.2.

Confidential & Proprietary

15.12.2If any Dispute has not been resolved by good faith negotiations between the Parties pursuant to Section 15.12.1, then the Parties shall endeavor to settle the dispute by submitting the matter to binding arbitration by the American Arbitration Association (“AAA”) in New York, New York.  Such arbitration may be conducted under the commercial rules then in effect for the AAA except as provided herein.  All such proceedings shall be held in English and a transcribed record prepared in English.  Each Party shall choose one (1) arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate.  Such arbitrators shall thereafter choose a third arbitrator within thirty (30) days of their appointment.  Any arbitrator chosen by the Parties or arbitrators will not have a material financial interest in any Party and will have significant experience with the arbitration of similar large, complex, commercial disputes between pharmaceutical companies.  Each Party in any arbitration proceeding commenced hereunder shall bear such Party’s own costs and expenses (including expert witness and attorneys’ fees) of investigating, preparing and pursuing such arbitration claim.  Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, intellectual property or Confidential Information.  If the Dispute involves scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the applicable field.  The award rendered by the arbitrators with respect to such Dispute shall be written, final and non-appealable, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The existence and contents of the arbitration shall be kept confidential by each Party except to the extent that disclosure may be required to fulfil a legal duty, protect or pursue a legal right, or enforce or challenge an award in legal proceedings.

15.13Headings; Interpretation.  This Agreement contains headings only for convenience and the headings do not constitute a form or part of this Agreement, and should not be used in the construction of this Agreement.  Except where the context expressly requires otherwise: (i) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (iv) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (v) any reference herein to any Person shall be construed to include the Person’s successors and assigns; (vi) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (vii) all references herein to Sections, or Exhibits shall be construed to refer to Sections, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto; (viii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (ix) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise, including by e-mail; (x) unless stated otherwise, references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (xi) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”; and (xii) each Party has used its legal counsel in the negotiation of this Agreement, and the Agreement will not be construed against either Party as the drafter.

15.14Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

[Signature Page to Follow]

Confidential & Proprietary

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives, effective as of the Effective Date.

Sunovion Pharmaceuticals Inc.		Urovant Sciences GmbH

By:	/s/ Thomas Gibbs	By:	/s/ Sascha Bucher

Name:	Thomas E. Gibbs	Name:	Sascha Bucher

Title:	SVP, Chief Commercial Officer	Title:	Director

Confidential & Proprietary

[Signature Page to Market Access Services Agreement]

EXHIBIT A

3PL Services

1.	Upon request by a 3PL Provider, Sunovion shall facilitate communication between Urovant and such 3PL Provider to which a Product has been consigned; and
2.	Any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

Confidential & Proprietary

Exhibit B

Wholesaler, gpo, and idn services

1.

Sunovion shall manage and process all orders (and adjustments thereto) for Products from Wholesalers and GPO/IDNs in accordance with the terms and conditions of the applicable Wholesaler Contract or GPO/IDN Contract, which shall consist of: (i) the necessary interaction with the applicable Wholesaler, GPO, or IDN to process orders of the Products, (ii) causing the shipment of the Products to the applicable Wholesaler via a 3PL Provider, and (iii) submission of invoices to an applicable Wholesaler or GPO/IDN for such Products;

2.	Upon Sunovion’s receipt of payment from a Wholesaler for an applicable invoice, Sunovion shall transfer such amount to the Escrow Fund, or a separate fund as agreed upon by the Parties in writing;
3.	Sunovion shall process returns of the Products from Wholesalers in accordance with the terms and conditions of the applicable Wholesaler Contract;
4.

Sunovion shall communicate all quality complaints and adverse event reports related to a Product received by Sunovion in connection with a Wholesaler Contract to Urovant or Urovant’s designee in a timely manner consistent with Applicable Law and the policies and procedures agreed upon by the Parties; and

5.	Any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

Confidential & Proprietary

EXHIBIT C

CONTRACTING SERVICES

1.

Sunovion shall incorporate the necessary information from each of the Urovant Market Access Contracts, Urovant Government Contracts, and Urovant GPO/IDN Contracts into the necessary Sunovion systems to facilitate performance of the RCP Services and GPR Services; and

2.	Any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

Confidential & Proprietary

EXHIBIT D

RCP SERVICES

1.

Sunovion shall validate all invoices received from Market Access Customers, Sunovion GPOs, GPOs that are not Sunovion GPOs, Sunovion IDNs, IDNs that are not Sunovion IDNs, Wholesalers, 3PL Providers, or others for RCP Payments to ensure such invoices apply to eligible utilization of the applicable Products only, using a validation process agreed upon by the Parties;

2.

Sunovion shall process and pay, using funds from the Escrow Fund, all: (i) validated rebate invoices and claim submissions received from a Payor or a Government Entity related to the applicable Products (such payment, the “Rebate Payment”), and (ii) applicable administrative fees on eligible utilization owed to the applicable Payor related to the applicable Products (such fees, the “Payor Fees”), in each case, pursuant to the terms of an applicable Urovant Market Access Contract or Urovant Government Contract;

3.

Sunovion shall: (i) account for all chargeback submissions received from Wholesalers and Government Entities, in each case, for the Products (such amount, the “Chargeback Offsets”), and (ii) process and pay, using funds from the Escrow Fund: (a) all valid distribution fees or similar service fee claims received from a Wholesaler pursuant to an applicable Wholesaler Contract related to the Products (such fees, the “DS Fees”), and (b) applicable administrative fees owed to the applicable Sunovion GPO, GPOs that are not Sunovion GPOs, Sunovion IDNs, and IDNs that are not Sunovion IDNs related to the Products (such fees, the “GPO/IDN Fees”), in each case, pursuant to the terms of the Wholesaler Contract, GPO/IDN Contract or Urovant GPO/IDN Contract, as applicable;

4.

Sunovion shall: (i) process adjustments to RCP Payments consistent with the applicable contract, and (ii) subject to Section 7.1, escalate contracts disputes related to the applicable Product that arise under the Wholesaler Contracts, GPO/IDN Contracts, Urovant GPO/IDN Contracts, Urovant Market Access Contracts and Urovant Government Contracts to Urovant; and

5.	Any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

Confidential & Proprietary

EXHIBIT E

GPR SERVICES

1.

Sunovion shall, solely with respect to the Products and to enable Urovant to comply with its submission requirements to Centers for Medicare and Medicaid Services, the Health Resources and Services Administration, and the VA, provide to Urovant the applicable price reporting metrics required under the Medicaid Rebate Program, the PHS 340B Program, Medicare Part B, the VA Federal Supply Schedule contract, and the VA Master Agreement (“Government Pricing Programs”), including : (i) the monthly AMP within twenty five (25) days after the end of each calendar month, and (ii) the ASP, Best Price, quarterly AMP, 340B Ceiling Price, the Non-FAMP, and other metrics required under the Government Pricing Programs within twenty five (25) days after the end of each calendar quarter or other applicable reporting period, in each case (i) and (ii), such metrics shall be determined in accordance with Applicable Law and [* * *] and shall be reported to Urovant in a form and format agreed to by the Parties (each, a “Government Pricing Report”).  Sunovion acknowledges and agrees that each Government Pricing Report shall be delivered timely to Urovant.

2.	Sunovion shall certify to Urovant that each such Government Pricing Report provided by Sunovion to Urovant is accurate and consistent with Sunovion’s methodologies, policies and procedures.
3.	[* * *].
4.

Any other services, including any services related to state supplemental Medicaid rebate agreements (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

Confidential & Proprietary

EXHIBIT F

REGULATORY SERVICES

1.

Sunovion shall: (i) interface with the applicable Wholesalers, and (ii) cooperate with Urovant, in each case, in the event that a Product is recalled or is subject to an investigation under DSCSA for being a suspect or illegitimate product, or is otherwise subject to a product hold; and (iii) not, except as required by Applicable Law, provide any communication to any regulatory or other Third Party, including customers of the Products, without prior written consent of Urovant; and

2.	Any other services (which may result in additional fees being added to this Agreement, subject to customary, good faith negotiation) that are agreed upon in writing by the Parties from time to time.

Confidential & Proprietary

EXHIBIT G

SUNOVION REPORTS

•	[* * *]:
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]:
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]
•	[* * *]:
•	[* * *]
•	[* * *]

Confidential & Proprietary